Exhibit 4(b)
DESCRIPTION OF ORION ENGINEERED CARBONS S.A.’S COMMON SHARES

As of December 31, 2019, Orion Engineered Carbons S.A.’s only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), was Common Shares (as defined below).

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Association which have been filed with the Securities and Exchange Commission as exhibits to this Annual Report on Form 10-K.

Authorized Capital Shares
Our authorized capital consists of 65,035,579 of common shares, no par value per share (“Common Shares”). The outstanding shares of our Common Shares are fully paid and nonassessable. As of December 31, 2019, there were 60,224,147 shares of our Common Shares outstanding.

Voting Rights
Holders of Common Shares are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Shares does not have cumulative voting rights.

Dividend Rights
Subject to the rights of holders of outstanding shares of Preferred Shares, if any, the holders of Common Shares are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights
Holders of Common Shares will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Other Rights and Preferences

Preemptive Rights

Under the Luxembourg Company Law, an existing shareholder in a joint stock corporation has a preemptive right to subscribe for new shares to be issued by the corporation in proportion to the number of shares it holds in the joint corporation’s existing share capital. These preemptive rights do not apply to shares issued out of authorized share capital to the extent that the general meeting of shareholders, when creating the authorized share capital, authorized the Board of Directors to exclude such preemptive rights. The Luxembourg Company Law allows the exclusion of preemptive rights upon a shareholders’ resolution passed with a majority of at least two-thirds of the votes validly cast at the relevant general meeting of shareholders or by the Board of Directors based on the authorization of the general meeting of shareholders.

Repurchase of Our Own Shares

The Articles of Association will permit the Company to repurchase its own common shares, to the extent and under the terms permitted by Luxembourg law.

Capital Increase and Reduction

The share capital may be increased by a resolution of the general meeting of shareholders, adopted in the manner required for an amendment of the Articles of Association.

Certain Anti-Takeover Effects
Under Luxembourg law, a corporation may not issue new classes of preferred shares without shareholder approval.

Shareholders generally have preferential subscription rights in connection with each issuance of the same class of shares unless such rights are restricted by the articles of association or pursuant to other shareholder action.

Under the articles of association of a Luxembourg joint public corporation, authority may be granted to the board of directors to issue additional shares without giving effect to shareholders’ preferential subscription rights. Such authority may be granted and renewed by a vote of shareholders for a period that, for each renewal, does not exceed five years.

Exhibit 4(b)
Authorized but Unissued Shares.
Our authorized but unissued shares of Common Shares are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Shares could render more difficult or discourage an attempt to obtain control of a majority of our Common Shares by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar
The transfer agent and registrar for our common shares is American Stock Transfer and Trust Company LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing
The Common Shares are traded on The New York Stock Exchange under the trading symbol “OEC.”